Exhibit 10.17
America Service Group Inc. (the “Company”)
Summary of 2010 Director and Executive Officer Compensation
I.	DIRECTOR COMPENSATION. Directors who are employees of, or paid consultants to, the Company do not receive additional compensation for serving as directors of the Company. The following table sets forth current rates of cash compensation for the Company’s non-employee directors.

Non-Executive Chairman of the Board	$144,000	*

Annual retainer	$30,000

Board meeting attendance fee	$1,500

Audit Committee Chair annual retainer	$15,000

Audit Committee meeting fee for all Audit Committee meetings held on a date other than a Board meeting date	$2,500

Corporate Governance and Nominating Committee Chair, Incentive Stock and Compensation Committee Chair and Ethics and Quality Assurance Committee Chair annual retainer	$5,000

Committee meeting fee for all committee meetings other than Audit Committee held on a date other than a Board meeting date	$1,000

*	On January 27, 2009, the Board unanimously elected Richard D. Wright as its Non-Executive Chairman of the Board. In connection with Mr. Wright’s service to the Company as Non-Executive Chairman of the Board, Mr. Wright will be paid a monthly fee of $12,000, effective February 1, 2009. Mr. Wright will receive no additional cash compensation from the Company for his service on any committees of the Board or his attendance at any meetings of the Board and any committees thereof. In addition, the Board and the Incentive Stock and Compensation Committee of the Board approved a grant of 3,000 shares of restricted common stock of the Company to Mr. Wright (the “Stock Award”) pursuant to the Company’s Amended and Restated 1999 Incentive Stock Plan. The Stock Award has a grant date of January 27, 2009 and will vest one third on each of the first, second and third anniversaries of the grant date.
     The Board compensation program provides that each new Director (as defined by the 2009 Equity Incentive Plan) upon election to the Board receive 10,000 restricted shares of the Company’s common stock. Under the terms of the restricted shares, each new Director shall have the right, among other rights, to receive cash dividends on all of the shares and to vote such shares until the Director’s right to such shares is forfeited of becomes nonforfeitable. These shares become nonforfeitable in equal annual installments over four years beginning on the first anniversary of the date the shares are issued.
     In addition, the Board compensation program provides that each non-employee director will receive 3,000 restricted shares of the Company’s common stock on an annual basis. Each non-employee director shall have the right, among other rights, to receive cash dividends on all of these shares and to vote such shares until the non-employee director’s right to such shares is forfeited or becomes nonforfeitable. These shares become nonforfeitable in equal annual installments over three years beginning on the first anniversary of the date the shares are issued.

II.	EXECUTIVE OFFICER COMPENSATION. The following table sets forth the current annual base salaries provided to the Company’s Chief Executive Officer and most highly compensated executive officers.

Executive Officer	Current Salary

Richard Hallworth	$500,000
Michael W. Taylor	385,000
Dr. Carl J. Keldie	340,684
Lawrence H. Pomeroy	268,148
T. Scott Hoffman	234,365
          In addition to their base salaries, the Company’s Chief Executive Officer and most highly compensated executive officers are also eligible to:
•	receive cash bonuses under the Company’s Annual Incentive Compensation Plan;

•	participate in the Company’s long-term incentive program, which currently involves the award of stock options or restricted stock pursuant to the Company’s 2009 Equity Incentive Plan; and

•	participate in the Company’s broad-based benefit programs generally available to its salaried employees, including health, disability and life insurance programs, 401(k) Plan and Employee Stock Purchase Plan.